Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS FIRST QUARTER 2011 RESULTS
•	Q1 EPS from Continuing Operations Up 108% to $0.50

•	Q1 Comparable EPS from Continuing Operations Up 113% to $0.51

•	Q1 Total Revenue Up 17%; Operating Revenue Grows 14%

•	Full-Year 2011 Comparable EPS Forecast Raised to $2.90 to $3.00
          MIAMI, April 26, 2011 — Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share from continuing operations for the three-month period ended March 31, 2011 were $0.50, compared with $0.24 in the year-earlier period. Earnings from continuing operations were $25.9 million, compared with $12.9 million in the year-earlier period. Earnings per diluted share and net earnings for the first quarter of 2011 included a restructuring charge of $0.01 and $0.5 million, respectively. Excluding this item, comparable earnings per diluted share from continuing operations for the first quarter of 2011 were $0.51, up 113% from $0.24 in the same period of 2010. Comparable earnings from continuing operations of $26.3 million for the first quarter of 2011 were up 104% from $12.9 million in the year-earlier period. The increase in comparable earnings primarily reflects better organic performance in commercial rental and used vehicle sales, acquisitions, and higher volumes in the Supply Chain Solutions (SCS) business segment.
          Net earnings per diluted share (including discontinued operations) for the three-month period ended March 31, 2011 were $0.48 versus $0.23 in the year-earlier period. Earnings per diluted share from discontinued operations (previously announced in 2009) totaled a loss of $0.02 in the first quarter of 2011, compared with a loss of $0.01 in the same period of the prior year. Net earnings for the first quarter of 2011 were $25.1 million versus $12.4 million in the year-earlier period.
          Total revenue for the first quarter of 2011 was $1.43 billion, up 17% from $1.22 billion in the same period last year. Operating revenue (revenue excluding Fleet Management Solutions fuel and all subcontracted transportation), was $1.13 billion, up 14% compared with $987.6 million in the year-earlier period, reflecting the benefit of acquisitions and organic growth. Fleet Management Solutions (FMS) business segment total revenue increased 11% due primarily to higher fuel services and commercial rental revenues. FMS operating revenue increased 6% due primarily to higher commercial rental revenue. SCS business segment total and operating revenue both increased 36% due to an acquisition and higher freight volumes. Dedicated Contract Carriage (DCC) business segment total revenue increased 16% and operating revenue increased 15%, reflecting an acquisition and the pass-through of higher fuel costs.
          “Ryder performed significantly better than expected in the first quarter, with continuing strong organic results in our used vehicle sales and commercial truck rental product lines, and from acquisitions which contributed earlier and stronger than anticipated,” said Ryder Chairman and CEO Greg Swienton. “Our full service lease fleet expanded for the first time in eight quarters, with the positive impact of recent acquisitions. We also saw a number of key indicators that reflected stronger activity with our lease customers including increases in miles driven per unit and a significant reduction in early terminations of customer lease agreements. Our lease product line was, however, impacted by higher maintenance costs on an older fleet. Our supply chain management business also demonstrated continued earnings improvement with revenue growth in all of our four targeted industry sectors. In addition to delivering exceptionally strong results for the quarter, we also began to make strategic investments in technology and sales and marketing to benefit future years.”
First Quarter Business Segment Operating Results
Fleet Management Solutions (FMS)
          In the FMS business segment, total revenue in the first quarter of 2011 was $980.1 million, up 11% compared with the year-earlier period. Fuel services revenue in the first quarter of 2011 increased 26% compared with the same period in 2010 due to higher fuel prices. Operating revenue (revenue excluding fuel) in the first quarter of 2011 was $719.0 million, up 6% compared with the year-earlier period. Full service lease revenue increased 1% in the first quarter of 2011 due to acquisitions and favorable foreign exchange rate movements. Commercial rental revenue increased 34% reflecting improving global market demand and higher pricing. Rental power fleet utilization improved approximately 400 basis points to 73%

in the first quarter of 2011. FMS total revenue and operating revenue included a favorable foreign exchange impact of 1%.
          The FMS business segment’s pre-tax earnings were $38.6 million in the first quarter of 2011, up 78% compared with $21.7 million in the same period of 2010. This increase primarily reflected significantly better commercial rental performance and improved used vehicle sales results. As expected, these items were partially offset by lower full service lease results and planned higher spending on initiatives. Commercial rental performance improved as a result of increasing market demand and higher pricing on an 11% larger average fleet. Used vehicle sales results were favorably impacted by higher pricing, as well as lower average quarterly inventory levels compared with the prior-year period. Full service lease results continued to be adversely impacted by higher maintenance costs on a comparatively older fleet. However, lease mileage comparisons improved, reflecting increased usage of existing customer leased fleets. Results were impacted by increased compensation-related expenses and higher planned spending on growth initiatives. FMS first quarter results also benefited from a gain of $2.4 million from the sale of a facility, as well as the acquisitions of The Scully Companies (Scully) and Carmenita Leasing Company. Business segment pre-tax earnings as a percentage of operating revenue was 5.4% in the first quarter of 2011, up 220 basis points compared with 3.2% in the same quarter a year ago.
Supply Chain Solutions (SCS)
          In the SCS business segment, first quarter 2011 total revenue was $401.0 million, up 36% from the comparable period in 2010. First quarter 2011 operating revenue (revenue excluding subcontracted transportation) was $324.3 million, up 36% compared with the comparable period a year ago. SCS total revenue and operating revenue comparisons benefited from the acquisition of Total Logistic Control (TLC) in December of 2010 and higher freight volumes.
          The SCS business segment’s pre-tax earnings in the first quarter of 2011 were $12.1 million, up 72% compared with $7.0 million in the same quarter of 2010, driven by the TLC acquisition, better operating performance, and higher volumes. First quarter 2011 pre-tax earnings for the business segment as a percentage of operating revenue were 3.7%, up 80 basis points compared with 2.9% in the same quarter of 2010.

Dedicated Contract Carriage (DCC)
          In the DCC business segment, first quarter 2011 total revenue of $134.7 million was up 16% compared with the first quarter of 2010. Operating revenue (revenue excluding subcontracted transportation) in the first quarter of 2011 was $128.4 million, an increase of 15% from the year-earlier period. Total and operating revenue grew due to the acquisition of Scully in January 2011 and higher fuel cost pass-throughs.
          The DCC business segment’s pre-tax earnings in the first quarter of 2011 were $7.4 million, unchanged from the first quarter of 2010. Business segment pre-tax earnings benefited from the Scully acquisition but were offset by unusually high costs incurred to close certain customer locations and increased driver costs. Business segment pre-tax earnings as a percentage of operating revenue were 5.8% in the first quarter of 2011, down 80 basis points compared with 6.6% in the year-earlier period.
Corporate Financial Information
Central Support Services
          Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the various business segments. In the first quarter of 2011, CSS costs were $45.5 million, up from $42.4 million in the year-earlier period reflecting planned strategic investments in information technology initiatives and higher compensation expense.
Restructuring and Other Items
          Pre-tax restructuring charges totaled $0.8 million ($0.5 million after tax), or $0.01 per diluted share in the first quarter of 2011. These planned charges related to the acquisition of Scully, and included severance and employee-related costs, as well as the cancellation of certain non-essential equipment contracts.
Income Taxes
          The Company’s effective income tax rate from continuing operations for the first quarter of 2011 was 40.7% of pre-tax earnings compared with 42.8% in the year-earlier period. The current period income tax rate was negatively impacted by a tax law change in Illinois of $1.2 million (2.8% of pre-tax earnings), reducing reported earnings by $0.02 per diluted share. The year-earlier period income tax rate was impacted by non-deductible items on lower earnings.
Capital Expenditures
          Capital expenditures from continuing operations were $448 million for the first quarter of 2011, compared with $276 million in the same period of 2010. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $377 million, up 66% from $227 million in the same period of 2010. The increase reflects investments to refresh and grow the rental fleet.
Cash Flow
          Operating cash flow from continuing operations through March 31, 2011 was $218 million, down from $271 million in the same period of 2010, due to increased working capital needs. Total cash generated (including proceeds from used vehicle sales) from continuing operations through March 31, 2011, was $304 million, compared with $336 million in the same period of 2010. Free cash flow from continuing operations through March 31, 2011 was negative $10 million, down from a positive $136 million for the same period of 2010, primarily due to increased vehicle investments.
Leverage
          Balance sheet debt as of March 31, 2011 increased by $62 million compared with year-end 2010, due primarily to increased investments in vehicles and acquisition activity. The leverage ratio for balance sheet debt as of March 31, 2011 was 195%, compared with 196% at year-end 2010. Total obligations to equity as of March 31, 2011 were 202%, compared with 203% at year-end 2010.
2011 Outlook
          “We expect continuing strong revenue and earnings performance from organic growth in many areas of our business and increasing contributions from recent acquisitions, including four announced since early December,” said Mr. Swienton, commenting on Ryder’s 2011 outlook. “Our Fleet Management Solutions business should continue to produce strong results from the commercial rental and used vehicles sales product lines and we remain on track to deliver organic expansion of lease fleet levels beginning in the second half of the year. The positive revenue trends in our Supply Chain Solutions business are expected to continue. SCS results, however, will be adversely affected by customer business impacts, especially announced automotive production cuts from one significant customer related to recent natural disasters in Japan. Our strong balance sheet continues to enable us to invest in acquisitions, implement more efficient technologies, develop product improvements and innovations, and expand sales and marketing capabilities. Taken together, our operational performance and strategic actions have Ryder well-aligned to deliver substantially improved results in the near term, while advancing our competitive position and ability to leverage higher earnings in future periods.”
          He continued, “The second quarter and full-year forecast ranges assume the continued impact of automotive production cuts primarily with one significant customer related to the Japanese disasters. We estimate the downside impact to be $0.10 to $0.15 per share for the remainder of the year. Based on currently available information, we expect a ramp up of production levels in the second half of the year; however, these production levels are subject to change as conditions develop. Even with this anticipated negative impact, we are still raising our full-year 2011 earnings forecast to a range of $2.90 to $3.00 per share, up from a previous range of $2.80 to $2.90. Additionally, we have established a second quarter earnings forecast of $0.72 to $0.77 per share.”
About Ryder
Ryder System, Inc. is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following three, inter-related business segments:
•	Fleet Management Solutions — The FMS business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, financing, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.

•	Supply Chain Solutions — The SCS business segment offers a broad range of innovative logistics management services that are designed to optimize a customer’s supply chain and address key customer business requirements. These solutions involve strategically designed processes that direct the movement of materials and related information from the acquisition of raw materials to the delivery of finished products to the end user.

•	Dedicated Contract Carriage — The DCC business segment provides customers with vehicles,

drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and logistics engineering support.
Pre-Tax Earnings: Ryder’s primary measurement of business segment financial performance, pre-tax earnings from continuing operations (pre-tax earnings), allocates Central Support Services to each business segment and excludes restructuring and other items.
Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
For more information on Ryder System, Inc., visit www.ryder.com.
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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, a slowdown of the economic recovery and decreases in freight demand, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, uncertainty or decline in economic and market conditions affecting contractual lease demand, decreases in market demand in the commercial rental market and the sale of used vehicles, competition from other service providers, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs resulting from volatile financial markets, inability to achieve planned synergies and customer retention levels from acquisitions, labor strikes or work stoppages affecting our or our customers’ business operations, driver shortages and increasing driver costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, a decline in pension plan returns, changes in obligations relating to multi-employer plans, sudden or unusual changes in fuel prices, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations, adverse impacts of recently enacted regulations regarding vehicle emissions, any unanticipated or unrealized effects of the recent Japan earthquake and tsunami on our operations, customers, and vehicle suppliers, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Tuesday, April 26, 2011, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Art Garcia.
Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH6463673 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-866-415-8358 (outside U.S. dial 1-203-369-0699), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended March 31, 2011 and 2010
(In millions, except per share amounts)

	Three Months
	2011	2010

Revenue	$1,425.4	1,219.9

Operating expense (exclusive of items shown separately)	694.4	577.6
Salaries and employee-related costs	365.4	304.7
Subcontracted transportation	83.1	60.3
Depreciation expense	205.9	211.0
Gains on vehicle sales, net	(12.3)	(4.5)
Equipment rental	14.2	16.5
Interest expense	34.4	33.3
Miscellaneous income, net	(4.1)	(1.5)
Restructuring and other charges, net	0.8	—

	1,381.8	1,197.4

Earnings from continuing operations before income taxes	43.6	22.5
Provision for income taxes	(17.8)	(9.6)

Earnings from continuing operations	25.9	12.9
Loss from discontinued operations, net of tax	(0.7)	(0.5)

Net earnings	$25.1	12.4

Earnings (loss) per common share — Diluted
Continuing operations	$0.50	0.24
Discontinued operations	(0.02)	(0.01)

Net earnings	$0.48	0.23

Weighted-average shares outstanding — Diluted	51.0	52.7

Memo:
Comparable earnings per share from continuing operations:

EPS from continuing operations	$0.50	0.24
Restructuring and other charges	0.01	—

Comparable EPS from continuing operations	$0.51	0.24

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
(Dollars in millions)

	March 31,	December 31,
	2011	2010
Assets:

Cash and cash equivalents	$155.6	213.1
Other current assets	889.5	810.2
Revenue earning equipment, net	4,457.9	4,201.2
Operating property and equipment, net	615.6	606.8
Other assets	863.6	821.0

	$6,982.2	6,652.4

Liabilities and shareholders’ equity:

Short-term debt and current portion of long-term debt	$468.0	420.1
Other current liabilities	912.4	711.4
Long-term debt	2,341.1	2,326.9
Other non-current liabilities (including deferred income taxes)	1,820.4	1,789.7
Shareholders’ equity	1,440.3	1,404.3

	$6,982.2	6,652.4

SELECTED KEY RATIOS AND METRICS

	March 31,	December 31,
	2011	2010
Debt to equity	195%	196%
Total obligations to equity *	202%	203%
Effective interest rate (average cost of debt)	5.0%	5.2%

	Three months ended March 31,
	2011	2010
Cash provided by operating activities from continuing operations	$217.6	271.5
Free cash flow*	(9.6)	135.9
Capital expenditures paid	313.2	200.1

Capital expenditures (accrual basis)	448.0	276.4
Less proceeds from sales (primarily revenue earning equipment)	(71.2)	(49.0)

Net capital expenditures	$376.8	227.4

	Twelve months ended March 31,
	2011	2010
Return on average shareholders’ equity	9.3%	4.8%
Return on average assets	2.0%	1.1%
Adjusted return on capital *	5.1%	4.1%

*Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended March 31, 2011 and 2010
(Dollars in millions)

	Three Months
	2011	2010	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$483.3	479.4	1%
Contract maintenance	38.1	39.8	(4)%

Contractual revenue	521.4	519.2	—
Contract-related maintenance	44.7	40.2	11%
Commercial rental	135.7	101.6	34%
Other	17.3	16.4	5%
Fuel	261.1	206.6	26%

Total Fleet Management Solutions	980.1	884.0	11%
Supply Chain Solutions	401.0	294.2	36%
Dedicated Contract Carriage	134.7	116.3	16%
Eliminations	(90.5)	(74.6)	(21)%

Total revenue	$1,425.4	1,219.9	17%

Operating Revenue: *
Fleet Management Solutions	$719.0	677.4	6%
Supply Chain Solutions	324.3	238.2	36%
Dedicated Contract Carriage	128.4	112.0	15%
Eliminations	(42.6)	(40.0)	(6)%

Total operating revenue	$1,129.1	987.6	14%

Business segment earnings:
Earnings from continuing operations before income taxes:
Fleet Management Solutions	$38.6	21.7	78%
Supply Chain Solutions	12.1	7.0	72%
Dedicated Contract Carriage	7.4	7.4	—
Eliminations	(4.9)	(4.7)	(4)%

	53.1	31.4	69%
Unallocated Central Support Services	(8.7)	(8.9)	2%

Earnings from continuing operations before restructuring, other items and income taxes	44.4	22.5	97%
Restructuring and other charges, net and other items	(0.8)	—	NM

Earnings from continuing operations before income taxes	43.6	22.5	94%
Provision for income taxes	(17.8)	(9.6)	(85)%

Earnings from continuing operations	$25.9	12.9	101%

*Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended March 31, 2011 and 2010
(Dollars in millions)

	Three Months
	2011	2010	B(W)
Fleet Management Solutions

Total revenue	$980.1	884.0	11%
Fuel revenue	(261.1)	(206.6)	26%

Operating revenue *	$719.0	677.4	6%

Segment earnings before income taxes	$38.6	21.7	78%

Earnings before income taxes as % of total revenue	3.9%	2.5%

Earnings before income taxes as % of operating revenue *	5.4%	3.2%

Supply Chain Solutions

Total revenue	$401.0	294.2	36%
Subcontracted transportation	(76.7)	(56.0)	37%

Operating revenue *	$324.3	238.2	36%

Segment earnings before income taxes	$12.1	7.0	72%

Earnings before income taxes as % of total revenue	3.0%	2.4%

Earnings before income taxes as % of operating revenue *	3.7%	2.9%

Memo: Fuel costs	$26.5	18.5	(43%)

Dedicated Contract Carriage

Total revenue	$134.7	116.3	16%
Subcontracted transportation	(6.3)	(4.3)	47%

Operating revenue *	$128.4	112.0	15%

Segment earnings before income taxes	$7.4	7.4	—

Earnings before income taxes as % of total revenue	5.5%	6.3%

Earnings before income taxes as % of operating revenue *	5.8%	6.6%

Memo: Fuel costs	$27.3	19.4	(41%)

*Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended March 31,
	2011	2010
Full service lease
Average fleet count	111,600	114,400
End of period fleet count	111,800	112,700
Miles/unit per day change — % (a)	3.2%	1.4%

Commercial rental
Average fleet count	30,900	27,800
End of period fleet count	33,200	28,800
Rental utilization — power units	72.5%	68.6%
Rental rate change — % (b)	12.1%	0.1%

Used vehicle sales (UVS)
Average UVS inventory	5,200	6,900
End of period inventory count	5,000	6,800
Used vehicles sold	4,100	4,700
UVS pricing change — % (c)
Tractors	42%	(4)%
Trucks	44%	12%

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.

(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.

(c)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — UNAUDITED
(Dollars in millions)
OPERATING REVENUE RECONCILIATION

	Three months ended March 31,
	2011	2010
Total revenue	$1,425.4	1,219.9
Fuel services and subcontracted transportation revenue	(344.1)	(266.9)
Fuel eliminations	47.9	34.6

Operating revenue *	$1,129.1	987.6

DEBT TO EQUITY RECONCILIATION

	March 31,		December 31,
	2011	% to Equity	2010	% to Equity
On-balance sheet debt	$2,809.1	195%	$2,747.0	196%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	98.8		99.8

Total obligations *	$2,907.9	202%	2,846.8	203%

CASH FLOW RECONCILIATION

	Three months ended March 31,
	2011	2010
Net cash provided by operating activities from continuing operations	$217.6	271.5
Proceeds from sales (primarily revenue earning equipment)	71.2	49.0
Collections on direct finance leases	14.8	15.6

Total cash generated *	303.6	336.0
Capital expenditures	(313.2)	(200.1)

Free cash flow *	$(9.6)	135.9

RETURN ON CAPITAL RECONCILIATION

	Twelve months ended March 31,
	2011	2010
Net earnings (12-month rolling period)	$130.9	67.5
+ Restructuring and other items	6.8	22.2
+ Income taxes	68.7	52.0

Adjusted earnings before income taxes	206.5	141.7
+ Adjusted interest expense (b)	134.0	144.0
- Adjusted income taxes	(131.9)	(116.7)

= Adjusted net earnings for ROC (numerator)	$208.7	168.9

Average total debt	$2,591.4	2,593.0
Average off-balance sheet debt	109.1	132.7
Average shareholders’ equity	1,402.9	1,415.9
Adjustment to equity (c)	(1.3)	10.6

Adjusted average total capital (denominator)	$4,102.1	4,152.2

Adjusted ROC *	5.1%	4.1%

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Represents comparable earnings items for those periods.

*	Non-GAAP financial measure.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

	Three Months
	2011
	Reported		Comparable
	Earnings	Adjustments	Earnings

Revenue	$1,425.4	—	1,425.4

Operating expense	694.4		694.4
Salaries and employee-related costs	365.4		365.4
Subcontracted transportation	83.1		83.1
Depreciation expense	205.9		205.9
Gains on vehicle sales, net	(12.3)		(12.3)
Equipment rental	14.2		14.2
Interest expense	34.4		34.4
Miscellaneous income, net	(4.1)		(4.1)
Restructuring and other charges, net (a)	0.8	(0.8)	—

	1,381.8	(0.8)	1,381.0

Earnings from continuing operations before income taxes	43.6	0.8	44.4
Provision for income taxes	(17.8)	(0.3)	(18.1)

Earnings from continuing operations	$25.9	0.5	26.3

Tax rate on continuing operations	40.7%		40.7%

Earnings per common share — Diluted:

Continuing operations	$0.50	0.01	$0.51

Notes regarding adjustments:

(a) Restructuring charges for acquisition-related severance and equipment contract termination costs.
Note: Amounts may not be additive due to rounding.